Exhibit 99.3

Employee FAQ Document

1.	What did Quest announce today?

Quest has entered into an agreement with Insight Venture Partners to take the Company private.

2.	What does it mean to “go private”? What will happen to current management?

The Company will no longer trade on a stock exchange but will instead be owned by a small number of investors, including Insight and Vinny Smith, who will maintain a significant ownership interest in the Company. The Company will continue to be led by Vinny Smith as Chairman & CEO and the existing senior management team.

3.	Who is Insight? Why is Insight the right partner?

Insight is a leading private equity and venture capital firm focused on the global software, infrastructure software, Internet and data-services industries. As an early investor in Quest, Insight knows our Company well and is committed to being an even more important partner going forward to help the Company achieve its strategic goals.

4.	What are the terms of the transaction for stockholders?

Quest stockholders other than Vinny Smith and affiliates would receive $23.00 per share in cash when the transaction closes. This price is a 19% premium to the closing price on March 8.

5.	Why did the Board of Directors recommend in favor of taking the Company private at this time?

A Special Committee made up of independent and disinterested directors of the Quest Board conducted a review of the Company’s alternatives with its independent financial and legal advisors. The board determined that this transaction includes an attractive upfront premium for Quest’s stockholders in an all-cash transaction.

6.	What happens next? What is the “go-shop” process?

The transaction includes a 60-day “go-shop” provision, which enables the Special Committee to actively solicit competing proposals from third parties. From the end of the “go-shop” period until the stockholder vote, the Special Committee can no longer actively solicit new offers but can continue negotiations with those who submitted proposals during the “go shop” period. If no superior offer materializes, stockholders will vote on the Insight proposal and it will also go through standard regulatory reviews. Assuming all of the customary conditions are met, we expect the transaction to close in the third quarter of Quest’s 2012 fiscal year.

7.	What should we do while the transaction is pending?

You should continue to do a great job and focus on your work. If you receive questions from outside parties, refer them to Tracy Benelli at 949-754-8633.

8.	What is the voting requirement by stockholders to approve the transaction?

The transaction requires that a majority of the Company’s outstanding shares are cast in favor of the transaction. Vinny Smith, who currently holds approximately 34% of the outstanding voting stock of Quest, has agreed to vote in favor. In addition, holders of a majority of the shares outstanding that are not held by Vinny Smith and affiliates must also vote in favor of adopting the merger agreement.

9.	Do you expect any significant regulatory hurdles?

No, we do not expect any significant regulatory hurdles in this transaction.

10.	Do you have full financing commitments?

Yes, Insight has full financing commitments from J.P. Morgan Chase Bank N.A., RBC Capital Markets and Barclays Capital.

11.	Will Quest continue to participate in the enterprise systems management software products space? Will the Company operate differently?

Our market focus and industry direction remain unchanged. However, we believe that as a private company we will be better positioned to respond to two trends that we were challenged by in 2011 and expect to continue to see: (1) the need to transition our product portfolio to meet the requirements of cloud computing and (2) the largest IT vendors are embedding more functionality into their platforms and providing a comprehensive management stack. We expect to continue our track record of innovation to meet our customers’ technological requirements while having increased flexibility to address these evolving challenges.

12.	Do you plan on closing any facilities?

None are anticipated at this time.

13.	Will the headquarters remain in California?

There are no plans to change the headquarters of the Company.

14.	What does this transaction mean to employees?

We believe this agreement is a positive development for the Company, its stockholders and our people. Our stockholders – which include many of our employees– would benefit with a premium over the stock price. We are partnering with a firm that is highly committed to the Company’s success in the marketplace. We believe that removing the distraction and complexity of being a public company will better enable us to serve our customers, and offer greater long-term opportunities for our employees. Existing management stays in place and our commitment to innovation and superior service remain core values. Our departments and product lines will remain unchanged.

15.	Should we expect layoffs?

We do not have any planned headcount reductions. As always, our business performance will continue to dictate our required headcount levels.

16.	Will any employees be asked to relocate?

Currently, there are no plans to ask employees to relocate. Operations will continue as normal.

17.	What will happen to employee options and RSU awards?

Vested stock options that are outstanding and unexercised immediately prior to the closing will be cashed out at closing and you will receive the excess of the offer price ($23.00 per share) over the exercise price for your options.

If you hold unvested in-the-money options that are outstanding immediately prior to the closing, you will become entitled to receive, on each future vesting date and subject to continued employment, a payment equal to the offer price over the exercise price for the options that would have vested on such future date.

If you hold unvested RSU awards, you will become entitled to receive, on each future vesting date and subject to continued employment, a payment equal to the offer price for the RSUs that would have vested on such future date.

All payments will be subject to taxes and withholding.

For example, an employee with 100 vested options at an exercise price of $15 will receive $8.00 per underlying share, or $800 (net of withholding taxes as applicable) upon closing. An employee with 100 unvested RSUs that are currently scheduled to vest at the end of 2012 will receive $23.00 per RSU, or $2,300 at the end of 2012 (net of withholding taxes as applicable).

18.	If I have vested stock options and want to exercise them before the transaction closes, can I do so? How can I sell stock?

You may exercise options and sell shares as usual in accordance with Quest’s Insider Trading Policy. Any employees selling stock will be governed by our Insider Trading Policy.

19.	Will this impact my salary and incentive bonus and awards?

We do not anticipate any change to salaries or to bonus programs at this time.

20.	What will happen to my health and welfare benefits?

Quest employees will remain on their existing benefits, employee plans and programs.

21.	What does this announcement mean to channel partners and end-customers?

Customers and partners are not going to see much difference, if any at all. We will continue to provide world-class service and products to all our clients.

22.	Will this have any impact on our customer contracts?

No. Our business will run as usual.

23.	How will our customers, partners, and analysts be notified?

We have a coordinated communications plan to reach our various constituents. Please do not take it upon yourself to communicate this news with these groups unless you have been asked to do so. If you receive questions from customers or partners refer them to Alan Fudge and Michael Sotnick, respectively. All investor/financial analyst inquiries should be directed to Scott Davidson.

24.	How should employees handle calls/questions from the media regarding the acquisition?

Our policy is that only authorized Company spokespersons should speak with the media. Please do not respond directly to questions from the media and analysts. We also encourage you not to comment on blogs, social media and other forums about this transaction. It is important that we speak with one voice and put accurate information in the market. All press calls should be referred to Tracy Benelli at 949-754-8633.

25.	Will we be given updates on the status of the transaction? Where can I get more information?

Yes, we will update you as appropriate throughout this process. More information can be found in our filings made with the SEC which can be found on the Investor Relations section of our website.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2011.